UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): May 7, 2010

FORTRESS FINANCIAL GROUP, INC. / WY
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262	2780 So. Jones Blvd. #3532 Las Vegas, Nevada 89146	91-1363905
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(954) 623-7409
 (Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))240.13e-4(c))

ITEM 8.01	OTHER EVENTS

ISSUE OF SHARES OF COMMON STOCK IN PARTIAL SETTLEMENT OF AN OUTSTANDING LOAN NOTES

On May 7, 2010,  the Company  issued an amount of 3,700,000,000 (Three billion seven hundred million) shares of its Common Stock to Redwald Investment Group, Inc. in a partial settlement of a Loan Note issued on October 1, 2008. These shares of Common Stock were issued at a price of US$0.0001 per share of Common Stock, equating to an amount of US$370,000 (Three hundred and seventy thousand dollars).

On April 22, 2010,  the Company  issued an amount of 2,300,000,000 (Two billion three hundred million) shares of its Common Stock to Redwald Investment Group, Inc. in a partial settlement of a Loan Note issued on October 1, 2008. These shares of Common Stock were issued at a price of US$0.0001 per share of Common Stock, equating to an amount of US$230,000 (Two hundred and thirty thousand dollars).

On October 1, 2008, the Company was indebted to Redwald Investment Group, Inc. in the amount of US$863,938.90 (Eight hundred and sixty three thousand nine hundred and thirty eight dollars and ninety cents). This Loan Note bears interest at the rate of 10% (Ten percent) per annum.

As at May 7, 2010, the Company was indebted to Redwald Investment Group, Inc. in the amount of US$263,938.90 (Two hundred and sixty three thousand nine hundred and thirty eight dollars and ninety cents) plus accrued interest.

These shares of the Company’s Common Stock issued to Redwald Investment Group, Inc. were issued in reliance on the exemption from registration under Rule 506 of Regulation D.

TOTAL AMOUNT OWED TO LONG TERM LOAN NOTE HOLDERS

As at October 1, 2008, the Company owed an amount of US$4,285,855.65 (Four million two hundred and eighty five thousand eight hundred and fifty five dollars and sixty five cents).

In and during 2010, the Company has settled an amount of US$2,790,000 (Two million seven hundred and ninety thousand dollars) to the various long term Loan Note Holders.

As at May 7, 2010, the Company owed an amount of US$1,495,855.65 (One million four hundred and ninety five thousand eight hundred and fifty five dollars and sixty five cents) plus accrued interest, to these long term Loan Note Holders.

AMOUNT OF THE COMPANY’S SHARES OF COMMON STOCK ISSUED AND OUTSTANDING

As at May 7, 2010; the Company has an amount of 62,913,049,643 (Sixty two billion nine hundred and thirteen million forty nine thousand six hundred and forty three) shares of Common Stock issued and outstanding.

The Company is at this time still seeking to cancel an additional amount of 3,000,000,000 (Three Billion) shares of its restricted Common Stock that were issued to two former Consultants to the Company. To this end, the Company has placed an “Administrative Freeze” on these restricted shares of Common Stock registered to the two Former Consultants and is consulting with Legal Counsel in order to seek an order of Court for the cancellation of these shares of Common Stock.

NO EFFECT ON PRICING GUIDELINES IN RESPECT OF THE COMPANY’S SALE OF ITS HOLDINGS IN BOTH BOUSE GOLD, INC. and SOUTH COPPERSTONE, INC.

The Company can confirm its “pricing Guidelines” are not affected by the issue of these additional shares of Common Stock as the calculations were based upon a far greater number of outstanding shares of the Company’s Common Stock in respect of that the sale of its 510,923,545 shares of Bouse Gold, Inc. Common Stock and its 1,030,421,001 shares of South Copperstone Common Stock will not equate to a net amount that equates to an amount that is lower than the amount of US$0.003 per share of the Company’s Common Stock. The transaction is priced upon a Gold Price of US$1,050/oz. Should the Gold price be greater than the amount of US$1,050/oz upon the final completion of the sale of these shares of Common Stock in Bouse Gold, Inc. and in South Copperstone, Inc.; then the pricing per share would be greater than aforesaid. Stockholders are advised that these are pricing guidelines and simply reflect the lowest price that will be accepted by the Company. The Company is not prepared to give detailed information prior to the published completion of these sales transactions.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

Date: May 10, 2010	By:	/s/ Peter James Bezzano
Peter James Bezzano
President

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